Patient Safety Technologies Completes $6.0 Million Equity Financing

Company Hires New Chief Executive Officer

Newtown, PA, June 25, 2010.  Patient Safety Technologies, Inc. (OTCBB: PSTX) (the “Company”) announced today the closing of a $6.0 million private placement financing.  The new capital will primarily be used to fund working capital and the continued growth of the Company.

Additionally, Brian E. Stewart has been appointed as President, Chief Executive Officer and Board Member of the Company.  Mr. Stewart is the co-founder of SurgiCount Medical, the Company’s primary operating subsidiary, and co-inventor of the Safety-Sponge® System.  Additionally, Mr. Stewart brings over 15 years of experience financing and advising both public and private companies in addition to his experience as VP Business Development of SurgiCount Medical.  “I look forward to leading the Company at this exciting time.  With an ever increasing customer base validating the effectiveness of the Safety-Sponge® System, top-tier supply chain partners and a strengthened balance sheet, I believe we are well positioned to become the standard of care for addressing one of the most common errors in surgery, retained surgical sponges,” said Mr. Stewart.

Prior to the appointment of Mr. Stewart as CEO and Director, Messrs. Chase, McFarland, Bauer and Hitchcock resigned as Directors and Steven Kane resigned as a Director, President and Chief Executive Officer.  The Board of Directors now consists of Brian Stewart, Wayne Lin, John Francis, Louis Glazer and Herbert Langsam.

In connection with the financing, certain of the stockholders who previously called for a special meeting of stockholders requesting the removal of certain directors have withdrawn such demand.  As a result, under the Company’s by-laws, the demand is no longer in effect.

Additional details on the transaction will be provided in an upcoming Form 8-K filing with the Securities and Exchange Commission.

About Patient Safety Technologies, Inc. and SurgiCount Medical, Inc.

Patient Safety Technologies, Inc., through its wholly owned operating subsidiary SurgiCount Medical, Inc., provides the Safety-Sponge® System, a system designed to improve the standard of patient care and reduce healthcare costs by preventing the occurrence of surgical sponges and other foreign objects from being left inside patients after surgery.  Retained Foreign Objects (RFOs) are among one of the most common surgical errors.

For more information regarding the Safety-Sponge® System, contact SurgiCount at (877) 520-2300, or visit www.surgicountmedical.com.

Safe Harbor for Forward-Looking Statements:

Any statements that are not historical facts contained in this release are forward-looking statements. Actual results may differ materially from those projected or implied in any forward-looking statements. Such statements involve risks and uncertainties, including but not limited to: risks relating to product and customer demand; the effect of economic conditions both nationally and internationally; the ability to protect our intellectual property rights; the impact of any litigation or infringement actions brought against us; competition from other providers and products; risks in product development; our ability to raise capital to fund continuing operations; the ability to complete transactions; and other factors discussed from time to time in the Company’s Securities and Exchange Commission filings. The Company undertakes no obligation to update or revise any forward-looking statement for events or circumstances after the date on which such statement is made except as required by law.

Important Information

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.  The shares of convertible preferred stock have been sold pursuant to an exemption from state and federal securities laws.

Media Contact:
Marc L. Rose
Office: (215) 579-7789
mrose@surgicountmedical.com